U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
 Pursuant to Section 12(b) or (g) of
The Securities Exchange Act of 1934

NANOTAILOR, INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0228149
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

701 Brazos, Suite 500
Austin, Texas	78701
(Address of principal executive offices)	(Zip code)

Issuer's telephone number: (512) 334-6064

Securities to be registered pursuant to Section 12(b) of the Act:
none

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.0001
(Title of Class)

ITEM 1. DESCRIPTION OF BUSINESS

Nanotailor, Inc.  (“we”, “us”, “our”, the “Company” or the “Registrant”) was incorporated pursuant to the laws of the State of Delaware on May 23, 2008.  We were formed pursuant to the provisions of a Stock Exchange Agreement (the “Exchange Agreement”) as of March 14, 2008 between VT International Corp. an Arizona corporation (“VT”), and Nanotailor Materials, Inc. (f/k/a Nanotailor, Inc.), a Delaware corporation (“Materials”).

In May 2008, we approved and implemented a reverse stock split (the “Reverse Split”), pursuant to which our stockholders received four shares of common stock for every five shares of common stock held prior to the Reverse Split.

Materials had 78,853,301 shares of its common stock issued and outstanding prior to the Closing of the Exchange Agreement as of April 30, 2008.   Pursuant to the terms of the Exchange Agreement, each share of Materials was exchanged for approximately ⅔ of one share of VT common stock.

At the Closing of the Exchange Agreement, the former shareholders of Materials owned 41,599,999 shares of VT common stock (or 52,000,000 prior to the Reverse Split).

After the execution of the Exchange Agreement but prior to the Closing, certain holders of VT’s Series A and Series B Warrants exercised their warrants and received shares of VT common stock.  VT received approximately $219,000 in exchange for the newly issued shares to the former warrant holders.  Accordingly, after the Closing of the Exchange Agreement, and including the shares issued to the former warrant holders of VT who exercised their  Series A and Series B Warrants, the former shareholders of Materials received seventy five and two-tenths (75.2%) percent of the issued and outstanding shares of VT.    Accordingly, after the Closing of the Exchange Agreement, the former stockholders of Materials controlled VT.

As part of the Exchange Agreement, after the closing of the Exchange Agreement, VT was merged into the Company pursuant to a Plan of Merger dated May 19, 2008 (“Plan of Merger”), pursuant to a Certificate of Merger filed with the State of Delaware on May 28, 2008 and Articles of Merger filed with the State of Arizona on May 29, 2008.  Upon the merger of VT into us, each shareholder of VT, including the former shareholders of Materials, received one share of our common stock for each one share of VT then held. As a result, we are now incorporated in the State of Delaware and our sole asset is 100% of the issued and outstanding shares of Materials.

Unless otherwise noted, any reference to the number of shares issued by us prior to the Closing of the Exchange Agreement reflects adjustments resulting from both the Exchange Agreement and the Reverse Split.  Any reference to the number of shares issued by us after the Closing of the Exchange Agreement but prior to the Reverse Split reflects adjustments resulting only from the Reverse Split.  There are no adjustments to make to shares issued by us after both the Exchange Agreement and the Reverse Split.

           VT was incorporated in the State of Arizona on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”).   Since the closing of the Exchange Agreement, dated as of April 30, 2008, we are primarily a holding company; our efforts to market and commercialize SWNTs, are conducted through our wholly-owned subsidiary Materials.  Accordingly, except where otherwise specified, all references hereinafter to “we”, “us”, “our”, the “Company” shall include both Nanotailor, Inc. and Nanotailor Materials, Inc.; provided, however, that the “Registrant” shall refer solely to Nanotailor, Inc.

We are a nanomaterials company specializing in the manufacturing of Single Walled Carbon Nanotubes (“SWNT” or “SWNTs”), which consist of atoms of carbon which are rolled into a hollow tube to form a cylinder, which are fifty thousand times smaller than a human hair.  This is described in greater detail in the section of this Registration Statement entitled “Overview of Nanotechnology and Carbon Nanotubes”. We utilize technology which is licensed from the National Aeronautics and Space Administration (“NASA”) to manufacture SWNTs.

Our principal business operations are located in Austin, Texas.

Our strategy focuses on selling our SWNTs to research institutions and companies engaged in research and integration of SWNTs into existing materials and devices. Our management believes that our low cost, high purity SWNTs will accelerate market adoption of our SWNTs into new and existing materials and devices ahead of our competitors.

History of Our Business

                Materials was acquired by VT upon the closing of the Exchange Agreement as of April 30, 2008. Pursuant to the Exchange Agreement, VT issued an aggregate of 41,599,999 shares of VT common stock (or 52,000,000 shares prior to adjustment for a Reverse Split effective in May 2008, such that for every five shares held prior to the reverse split, four shares were issued) in exchange for all of the issued and outstanding securities of Materials. As a result of the Exchange Agreement transaction, Materials became a wholly owned subsidiary of VT.  All of VT’s officers and directors prior to the closing pursuant to the Exchange Agreement resigned their respective positions upon closing, and were replaced by the officers and directors of Materials.  Thereafter, VT merged into the Registrant, with the Registrant being the surviving entity, and VT ceasing to exist.  Accordingly, the Registrant is currently a Delaware corporation, with our sole asset being one hundred (100%) percent of the issued and outstanding shares of Materials.

Simultaneously with the Exchange Agreement, VT entered into a Shareholder’s Agreement as of March 14, 2008 with Materials, the former shareholders of Materials and VCC (the “Shareholder’s Agreement”).  Prior to the Exchange Agreement, VCC owned 100% of VT’s issued and outstanding stock, and subsequent to the Exchange Agreement, VCC still owns 3,360,506 shares of the Registrant’s common stock, or approximately 5.95% of the Registrant’s issued and outstanding stock (the “VCC Shares”).  Pursuant to the terms of the Shareholder’s Agreement, commencing upon October 31, 2009 and terminating upon November 30, 2009, VCC shall have the right to demand that the Registrant repurchase some or all of the VCC Shares for $.1875 per share.   If the Registrant is unable to repurchase the VCC stock upon the fifth day after such demand, the Registrant shall be required to issue to VCC a promissory note, secured by all of our assets, with principal equaling the number of VCC Shares multiplied by $.1875, (or $630,000, the “Put Value”), bearing interest at 18% per annum, with interest payable monthly, and due in full within 60 days.  However, if VCC sells some or all of the VCC Shares, and the proceeds of such sale(s) exceeds the Put Value, then VCC is not entitled to demand that the Registrant repurchase any remaining VCC stock.  In addition, if VCC sells some or all of the VCC Shares, but the proceeds are less than the Put Value, then the Registrant shall receive a credit equal to the amount received and shall only be required to repay the balance between the monies received by VCC pursuant to its sale of our common stock and the Put Value.

Business Activities Prior to the Exchange Agreement

VT’s original intended business was to repackage and market the browser-based peer-to-peer communication features available on VT’s parent VCC’s web site for use by other web properties either as a component to a web browser or as an as an additional software feature.

As time progressed, the former management of VT believed that VCC’s website Visitalk.com’s browser-based communication features became outdated and were replaced by new peer-to-peer stand alone applications which were not compatible with VT’s plan for marketing as a web component or plug in. Therefore, the former management of VT determined to abandon its original business plan and initiated a new business plan to seek the acquisition of, or merger with, another business.  This business plan culminated in VT’s acquisition of Materials.

Current Business Activities

           We are a nanotechnology company specializing in manufacturing SWNTs. We utilize licensed technology from NASA to produce high quality single walled carbon nanotubes.

Overview of Nanotechnology and Carbon Nanotubes

The term “nanotechnology” refers to the manipulation of matter at or near the atomic or molecular level.  The dimensions of such materials or devices are measured in nanometers (one-billionth of a meter).  The creation of SWNTs is one application of nanotechnology.

Carbon atoms exist in various geometric alignments, which include diamonds, graphite and carbon nanotubes.  The structure of a SWNT can be conceptualized by wrapping a one-atom-thick layer of carbon situated into a hexagonal or “honeycomb-like” pattern, into a seamless cylinder, with a diameter as small as one nanometer, and in length from as little as a few nanometers to a length of several microns, with one micron equaling one-millionth of a meter.

The physical structure of SWNTs allows for superior mechanical, electrical and thermal properties, while maintaining a low weight.   These extraordinary properties include, but are not limited to: size equal to 50,000 times smaller than a human hair, weight only of 1/10 the weight of steel while having strength 250 times that of steel, temperature resistance up to 650 degrees Celsius (or approximately 1,200 degrees Fahrenheit) and heat transfer rates (the movement of heat from higher energy, or hotter materials, to lower energy, or colder materials) 15 times faster than copper.  Although some competing materials have some of these physical properties, our management is not aware of any other material that has all of the advantages of a SWNT including, but not limited to, strength, temperature resistance and heat transfer rates.

Carbon nanotubes may have a single wall (or a single layer of atoms composing the cylinder such as found in SWNTs), or multiple walls (with 100 to 1,000 atoms of carbon composing the layers of the cylinder) (“MWNT”).  SWNTs are generally preferred by researchers and institutions interested in the structure of materials at atomic or molecular scale because SWNTs provide advantageous mechanical, thermal and electrical properties as compared to MWNTs and their properties on a larger scale.  In addition, our management believes that the advantageous properties of SWNTs compared to MWNTs or other competitive products should result in a preference for SWNTs by businesses for both new and existing applications.

The preferred properties of SWNTs are absent from more traditional fabrication processes, such as those presently used in semiconductor manufacturing.  Our management believes that there are significant potential business opportunities for nanomaterials.  First, our management believes that SWNTs represent an opportunity to replace conventional materials, as performance and property enhancements are realized with nanotechnology.  Second, our management believes that SWNTs offer the potential to create components, products and devices which cannot be produced with conventional materials.

Market Need

Most nanotechnology applications are being developed in research labs for use in commercial products. Although the market for SWNTs is still being created, it may include such applications as reinforced composite metals, conductive wires, super strong  fibers for body and vehicle armour, cables, wires, woven fabrics and textiles, and biomedical applications, together with current uses in electronics and highly specific military applications.

Market Environment and Trends

The market for SWNTs, outside of some electronics and highly specific military applications, currently consists of substitutes which lack the advantageous mechanical, thermal and electrical properties of SWNTs. However, although SWNTs are preferred, SWNTs are not widely used because their use would considerably increase the end product cost. Our management believes that our technology will reduce the cost of SWNTs and thereby allow research institutions and businesses to take advantage of the mechanical, thermal and electrical advantages of SWNT as compared to competitive products and technologies.

Our management believes that, because the inherent benefits of SWNTs as compared to competitive products and technologies, SWNTs will become commercially viable at such time when SWNTs becomes more cost competitive.  The technology which we have licensed from NASA utilizes methods which our management believes significantly reduce the cost in manufacturing SWNTs.  With a reduction in cost, and our management believes there will be a shift from the less desirable substitutes to SWNTs for utilization in research and business applications.

Summary of Nanotechnology industry potential

Our management believes that SWNTs are an attractive product in a high growth industry.  Our management has forecasted a large and growing market of nanotechnology goods and services and believes that SWNTs will be an integral part of this market, based upon market research reports reviewed.  The global nanotechnology market of goods and services is forecasted to generate $1 to $3 trillion in gross revenues.  SWNTs is expected to generate $5 billion in global annual revenues by 2012; ultimately overtaking MWNTs, a competitive product.

The reports which our management utilized to project the foregoing market potential include, but are not limited to, (a) “Carbon Nanotubes:  A Global Strategic Business Report,”, Global Industry Analysts, Inc., May 2008, and (b) “Sizing Nanotechnology’s Value Chain” Lux Research Report, 2006.

Our management believes that we are situated to exploit our technologies in this high growth nanotechnology industry.  Notwithstanding the exponential potential of nanotechnology and SWNT markets, there are only a few public companies and a few dozen private companies currently seeking to exploit SWNTs, which our management believes will make competing with rival companies and technologies more manageable.

In addition, potential future entrants into nanotechnology related industries will face significant barriers to entry.  Potential entrants face obstacles with respect to developing technology which is not in violation of existing patents, offering products different from those which the marketplace currently offers or at a lower cost, and being able to sell enough of their products in order to attain profitability.  Our license to market SWNTs using the methods developed by NASA has allowed us to bypass these barriers to market entry, by enabling us to manufacture SWNTs at a substantially lower cost; which management believes will allow us to market the SWNTs in volumes sufficient to achieve profitability.  It should be noted that American GFM Corporation, and Idaho Space Materials, Inc.  also have a license to market SWNTs using the methods developed by NASA.

Trends

We intend to develop relationships with research institutions and product development companies in order to develop and market our technologies.  It is management's intention to develop these customer relationships, with the ultimate goal of developing a large enough customer base to sustain profitability through the sale of SWNTs. However, as of the date of this Registration Statement, we have made only limited sales and no definitive agreements have been reached, and there can be no assurance that we will obtain any significant sales or agreements with customers in the future.

Management has projected that the Company will commence generating more significant revenues from operations commencing in July 2009, and expects to become profitable by the end of 2010. However, there can be no assurance that this will occur within this time frame, or at all.

Competitive Advantage

Our management believes that our products will give our customers, which we believe shall include both for-profit business entities and research institutions, access to a higher quality SWNTs. Our licensed manufacturing process creates a nanotube without a metal catalyst involved in the process which reduces or eliminates the need for additional treatments to integrate SWNT into metals and plastics. This process allows us to offer SWNTs with thermal properties of 650 degrees Celsius with the inherent mechanical and electrical properties of a SWNT.  Our management believes that these factors allow us to offer a superior product to the market.

                In addition, the cost of making high quality SWNTs has been too high for companies to see an advantage in real world applications. Our management believes that we will be able  to offer a high quality SWNT at a reasonable price, which will make our SWNTs much more desirable and a more viable solution for meeting our future customers’ needs.

We plan to offer a high quality SWNT in various sizes and dimensions which shall be able to satisfy the majority of the needs of our future customers. All SWNTs, regardless of dimensions, shall be sold at various purities and prices. The specific sizes and dimensions offered to the market will depend upon market demand, but common in the market today are short SWNT (less than 2 microns) and long SWNT (greater than 10 microns). We also believe chirality, (our ability to control the configuration of the SWNT to allow for different electrical properties) determines whether the SWNTs behave like metals or semi-metals, may be controllable through variations in process parameters. The ability to control this feature will allow tailoring of the product for electronic and other applications.

The ability to provide SWNTs and other nanomaterials is not exclusive to the Company. The technology upon which our mechanism for producing SWNT is based upon technology licensed from NASA, and pursuant to such license, up to four additional entities may also obtain a license such for technology.  Two of such licenses have been issued, to each of American GFM Corporation, and Idaho Space Materials, Inc.  American GFM Corporation, a private company headquartered in Chesapeake, Virginia, which is engaged in the manufacturing of a variety of machine tools such as Crankshaft Milling Machines, Ultrasonic Cutting Machines, Sheet Metal Routing Machines, Core Routing Machines, and Forging Machines. Idaho Space Materials, a private company headquartered in Boise, Idaho, is attempting to commercialize existing patents in advanced materials, including SWNTs.

In addition, there are a variety of other companies attempting to provide SWNTs including Bayer Materials Science, AG, Thomas Swan & Co. Ltd and Unidym, Inc., all of which have substantially greater capital resources than us.

Notwithstanding the fact that at least two other entities have licensed the same technology, our management believes that the technology which we have licensed, along with the expertise of our management, the expertise of the inventor of the technology who is our employee, and our Scientific Advisory Board, results in the following competitive advantages:

-
Our process is capable of producing SWNTs without the use of a metal catalyst. Metal catalysts are used in other SWNT manufacturing techniques, which leaves metal residue within the SWNT and must be removed for optimal performance.  This increases the cost.  In addition, to remove the metal, the SWNT must undergo harsh acid treatments, which ultimately damages the SWNT and results in an inferior product.

-
Upon formation, our SWNTs are “functionalized”.  “Functionalization” is a process by which molecules or atoms are bound to the carbon atoms of a SWNT.  Functionalization is necessary to mix or blend SWNTs into materials such as metal composites. Typically, SWNTs require additional processing before functionalization, and accordingly before they can be utilized as a component in various materials.  In view of the fact that our SWNTs are functionalized upon formation, the additional processing steps to create functionalized SWNTs is eliminated, resulting in cost savings which our management intends to pass on to our customers.

-	Our SWNTs have a thermal stability in excess of 150 degrees Celsius higher than traditional technologies, enabling a broader range of use, including space applications.

-	Our SWNTs are of high quality, and we anticipate that our price will be less than 50% of the current market price for SWNTs of equal quality

-	Our SWNTs can be manufactured in an open and non-pressurized environment reducing capital equipment costs.

-	Our licensed manufacturing methodology is patent protected. Our management has the right to enforce this patent.

-	Jeannette Benavides, who is the inventor of the patents which we license was formerly employed by NASA, is working exclusively for us.

Our technology has been recognized as one of the top 50 nanotechnologies of 2007 which has impacted or is expected to impact the nanotechnology industry by NanoBrief’s. Our employee and inventor of the technology, Dr. Jeannette Benavides, received the Nano50™ Award on November 14th, 2007, an award granted by a panel of nanotechnology experts recognizing the top 50 technologies, products and  innovators which have significantly impacted (or are expected to impact) nanotechnology.  We have been featured in global online journals and in magazines and periodicals including, but not limited to, PR Newswire, Open Skies, Plastics Technologies, the Austin Business Journal, the Medical Design Magazine, and Small-Times.

Our management is coordinating with research institutions and product development companies to commercialize its licensed manufacturing methodology.  Management believes that our business model and strategy of offering a reasonably priced high quality SWNT will allow us to be successful notwithstanding our competition. Our management believes that this should allow the Company to take advantage of first to market strategy and secure sizable long term customers. However, there can be no assurance that this will occur. See "Risk Factors" below.

We intend to expand beyond SWNTs to include other nanomaterials, including but not limited to fullerenes (a family of carbon molecules composed of carbon, which also include SWNTs). Our management has not at this time determined specific plans with respect to expanding our products into other forms of nanotechnology because our current focus is to attain profitability with SWNTs.  In the future, we intend to seek to exploit currently existing nanotechnologies, including products which are competitive with SWNTs.  Although these currently existing other products all have electrical, mechanical, thermal, and optical disadvantages as compared with SWNTs, they provide alternatives to some of our future customers at a lower cost.  In addition, we may seek to exploit technologies which may be developed in the future

Finally, we anticipate that in some circumstances, we will provide to our customers a chemical composition rather than just a nanoparticle. In this manner, we will have delivered added value by helping to reduce time to market for our customers, and by providing a solution rather than just a material.

From a service perspective, we will provide assistance to customers on the integration of our SWNTs into existing applications and new products. In some situations, we will require our customers to allow our staff to provide technical assistance so as to best integrate the SWNTs into our customers product prior to sales of SWNTs. In other cases, the effort of integrating SWNTs into the product will be of itself a revenue generating activity independent of sales of SWNTs.

Sales and Promotions Strategy

Our products will be promoted through a combination of direct sales and online sales.

To date, we have received very limited orders for SWNTs.  We have neither delivered nor received payment for these orders.  We anticipate that the majority of our sales will be direct to research institutions and companies (early technology adopters) which have independently determined to utilize single-walled tubes in their respective applications.

We will undertake our direct sales effort via an internal technical sales force, composed of two groups. The first group will handle ‘pre-sales’ activities, who shall generally be responsible for account management. The second group will handle ‘post-sales’ activities and shall take on the role of an applications engineer, assisting the customer as needed with respect to  the integration of SWNT into their products. As of the date of this Registration Statement, we have not determined who shall be a member of either group, or how many individuals we intend to utilize in these capacities.  At this time, Remigio Perales, who is our Director of Business Development, is responsible for our marketing efforts.

In addition, direct sales will be accomplished through an online catalog, where standard pricing for small quantity orders shall be available. Larger quantity requests shall be directed to the sales team.

                Our marketing communications strategy will encompass extensive promotions through traditional marketing sources and via the internet and shall be directed at commercial, government and institutional audiences. Our management intends that our marketing and communications strategy will be executed aggressively throughout North America. Our management currently anticipates that our promotional campaigns shall be comprised of digital and online marketing, direct marketing, print media advertising and public relations. To accomplish our sales goals, we expect to engage an Internet advertising network/agency to promote the sale of advertising space on the website.

Employees

                We currently have eight (8) individuals on our staff, including two (2) full time employees, one (1) full time consultant, and five (5) part time employees and consultants.  Our full time employees are Mr. Ramon Perales, the CEO, President and a director, and Jeannette Benavides, our Director of Nanotechnology Research and the inventor of the patent which we have licensed from NASA.

None of the Company's employees are members of any union.  The Company has not entered into any collective bargaining agreements with respect to its employees. Management believes that its relationship with its employees is satisfactory. It is anticipated that, if the Company is successful commercially exploiting SWNTs, additional employees will be employed in the fiscal years ending April 2009 and 2010 to handle anticipated growth. Our management anticipates that growth of our business may require additional staff in the areas of administration, sales and marketing, technology, customer care and in-house legal employees.

In addition to the foregoing full time employees, we have five part time employees and consultants.  These part time employees include, but are not limited to, Janine Frieh, our Chief Financial Officer and a director, Reginald Parker, Ph.D., our Chief Technology Officer and a director, and Remigio Perales, our Director of Business Development.  Remigio Perales is the brother Ramon Perales, our CEO, President, and a director.  The remaining part time employees are two service providers who are not officers or directors of the Company.

We have entered into an employment agreement with Jeannette Benavides.  We also intend to enter into an employment agreement with Ramon Perales, our President and CEO, however, we are at the early stage of negotiating such agreement and have not formalized any terms or provisions.

Please see Item 8 with respect to Officers and Directors for a more detailed information with respect to our officers and directors.

Sources and availability of raw materials and the names of principal suppliers

Many of the raw materials required for our manufacturing process are readily available from multiple sources globally.  We have no long-term supply contracts with any vendors.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

In April 2007, through our subsidiary Materials, we entered into a Non-Exclusive License Agreement, (the “License Agreement”) with NASA for the use of two patents with respect to the manufacturing carbon nanotubes.  In accordance with the License Agreement, we paid NASA a $20,000 non-refundable licensing fee and are required to pay a gross sales royalty equal to 7%, based upon products we sell as well as a minimum royalty payment as follows:

December 31, 2008	$50,000
December 31, 2009	$75,000
December 31, 2010	$125,000
December 31, 2011 and each year thereafter	$175,000

                The technology which we have licensed was invented by Jeannette Benavides, Ph.D. who is a former NASA employee and who currently works exclusively for us. The technology is protected by two United States Patents, #6,740,224 and #7,008,605. Our agreement with NASA is not exclusive, and pursuant to the agreement, NASA may license the technology to up to four other parties.  Licenses have also been issued to American GFM Corporation and Idaho Space Materials, Inc.  In addition, pursuant to our agreement with NASA, we were required to bring a practical application of the technology to the marketplace.  We have submitted our yearly report for the year 2008 to NASA with respect to the status of our producing a practical application for the licensed technologies.  NASA has received such report and we have received verbal confirmation that our progress to date is satisfactory.  Accordingly, we believe that we are in full compliance with the provision in the Licenses Agreement with respect to producing a practical application from or “based upon” the licensed technology through April 2009.  There can be no assurance that we will be able to maintain compliance with the provision requiring us to bring a practical application to the marketplace in the future.

Patent #6,740,224 is currently scheduled to expire pursuant to existing law on June 11 2022.  Patent #7,008,605 is scheduled to expire on November 8, 2022.  Unless otherwise terminated in accordance with the terms of the License Agreement, the License Agreement shall expire on November 8, 2022 upon the expiration the Patent #7,008,605.

NASA has no obligation to enforce the patents.   Nevertheless our management believes that we have the right to enforce the patents against instances of infringement.

Government Regulations

Our business is subject to various federal, state and local environmental, safety and health laws and regulations, including laws relating to air quality, hazardous and solid wastes and water quality. Our business is subject to comprehensive federal and state regulatory guidelines, including the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Emergency Planning and Community Right-to-Know Act, Toxic Substances Control Act and corresponding state regulation. We could incur substantial costs, including capital expenditures for equipment upgrades, operational changes, fines and penalties and third-party claims for damages, as a result of noncompliance with, violations of or liabilities under environmental laws and regulations.

Seasonality

We do not anticipate that seasonality will have any material effect upon our business

Government Approval

We do not need any government approval to market and commercialize SWNTs.

ITEM 1A.  RISK FACTORS

The Company's business and ownership of shares of our common stock are subject to numerous risks, including the following:

RISKS WITH RESPECT TO OUR BUSINESS

OUR INDEPENDENT AUDITORS HAVE EXPRESSED UNCERTAINTY AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As we have very limited operating history and nominal revenues and only minimal assets, there is a risk that we will be unable to continue as a going concern. We have no significant assets other than our license from NASA. For the near future, it is likely that we will sustain operating expenses without corresponding revenues. We are likely to have a continually increasing net operating loss until we successfully market our technology using the patent rights we have licensed, develop commercially viable products based upon that technology and enter into a licensing, distribution or subdistribution agreement with respect to those products. There can be no guarantee that we will be able to develop a technology based upon the patent rights we have licensed, that if we developed such a technology that we would be able to develop commercially viable products based upon that technology, that if we developed a product that we would be able to enter into a licensing, distribution or subdistribution agreement for that product, or that we would attain profitability even if we did develop products and enter into licensing, distribution or subdistribution agreements for those products.

OUR PROPOSED OPERATIONS ARE SPECULATIVE. WE HAVE NOT CONDUCTED ANY MARKET RESEARCH, NOR DO WE CURRENTLY HAVE A MARKETING ORGANIZATION OTHER THAN OUR CURRENT MANAGEMENT.

The success of our proposed plan of operation will depend to a great extent upon the acceptance of our business premise by the general public. We have neither conducted, nor have others made available to the public, results of market research indicating that market demand exists for our business plan. Moreover, we do not yet have a formal marketing organization. There can be no assurance that the Company will be successful in generating profitable operations even if there is demand for our product.

WE HAVE A LIMITED OPERATING HISTORY, ANTICIPATE CONTINUED LOSSES IN THE NEAR FUTURE AND FUTURE RESULTS ARE UNCERTAIN.

We have only a limited operating history upon which an evaluation of us and our prospects can be based. Our prospects must be evaluated with a view to the risks encountered by a company in a developmental stage, particularly in view of the uncertainties relating to the new and evolving markets in which we are attempting to operate, and whether there will be acceptance of our business model. We will be incurring costs to continue to develop and enhance our process, to establish marketing and distribution relationships and acquire additional hardware and software and to enhance its existing administrative organization. To the extent that such expenses are not subsequently followed by commensurate revenues, our business, results of operations and financial condition will be materially adversely affected. There can be no assurance that we will be able to generate sufficient revenues from the sales through our business to achieve or maintain profitability on a quarterly or an annual basis in the future. We expect negative cash flow from operations to continue, at least for the foreseeable future, as we continue to develop our business. If cash generated by operations is insufficient to satisfy our liquidity requirements, we may be required to sell debt or additional equity securities. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Further, there can be no assurance that we will successfully be able to sell our securities in order to obtain additional capital.

OUR BUSINESS PLAN IS DEPENDENT IN PART UPON THE ABILITY OF OUR CUSTOMERS TO APPROPRIATELY INTEGRATE SWNTs INTO THEIR APPLICATIONS.

Use of the SWNTs is at an early stage of development and market acceptance of nanotechnology as a solution for industrial and consumer products is subject to a high level of uncertainty. Our future success will depend upon our ability to generate significant revenues, which will require the development and widespread acceptance of nanotechnology and SWNT as a solution. The viability of the SWNTs may prove uncertain due to delays in the development and adoption of new unforeseen materials or because of increased governmental regulation. If use of SWNT does not continue to grow or complementary services and products are not developed to support effectively the growth which may occur, our business, results of operations and financial condition could be materially adversely affected.

Our future success will be significantly dependent upon our ability to attract customers to use our SWNTs. There can be no assurance that we will be attractive to a sufficient number of customers to generate significant revenues. There can also be no assurance that we will be able to anticipate, monitor and successfully respond to rapidly changing demands of our customers and prospective customers so as to continually attract a sufficient number of customers. If we are unable to develop a SWNT which allows us to attract, retain and expand a loyal customer base, our business, results of operations and financial condition will be materially adversely affected.

THERE IS A RISK OF CHANGES IN TECHNOLOGY.

Our success will also depend upon our ability to develop and provide new products and services. Our future success will depend, in part, upon our ability to use effectively leading technologies to continue our technological expertise, to enhance our current product and services, to develop new products and services that meet changing customer requirements and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that we will so respond to these changing technological conditions.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION.

The market for SWNT providers is highly competitive and rapidly changing. Since the introduction of Carbon Nanotubes, the number of nanotube companies competing has dramatically increased and our management expects the competition to intensify. Currently, there are several large and well capitalized companies and numerous smaller and midsize companies providing and attempting to provide SWNT and nanomaterials including, but not limited to, Bayer Materials Science, AG, Thomas Swan & Co. Ltd and Unidym, Inc.

Our management believes that the primary competitive factors in providing our products are name recognition, price, quality of service, availability of customer support, reliability, technical expertise and experience. Our success in this market will depend heavily upon our ability to provide a high quality product, high volume, all at a reasonable price. Other factors that will affect our success include our ability to attract experienced marketing, sales and management talent. Management believes that offering a reasonably priced high quality SWNT to research institutions and application companies should allow us to take advantage of first to market strategy and secure some large long-term customers.

Our industry is highly competitive. Our current and potential competitors in the SWNT and nanomaterials market have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and existing customer bases. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their services. There can be no assurance that we will be able to compete successfully against current or future competitors.

In addition, the market in which we compete is characterized by frequent new product introductions, rapidly changing technology and the emergence of new government regulations. The rapid development of new technologies increases the risk that current or new competitors will develop products or services which reduce our competitiveness and are superior to our products and services. Our future success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and services and enhancements to our existing products and services which meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products and services is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There is a potential for product development delay because of the need to comply with new or modified standards. There can be no assurance that we will be able to identify, develop, market, support, or manage the transition to new or enhanced products or services successfully or on a timely basis; that new products or services will be responsive to technological changes or will gain market acceptance; or that we will be able to respond effectively to announcements by competitors, technological changes, or emerging industry standards and regulations. Our business, results of operations and financial condition would be materially and adversely affected if we were to be unsuccessful, or to incur significant delays, in developing and introducing new products, services or enhancements.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside the Company's control, including: the level of consumer acceptance of nanotechnology and SWNTs; time for our customers and prospective customers to integrate SWNTs into their application; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; the introduction of new products and services by us or our competitors; price competition or pricing changes in the industry; technical difficulties or system and process downtime; general economic conditions; and economic conditions specific to the nanotechnology and SWNT market. Management does not believe that seasonality will have any effect upon our financials results.  In view of the foregoing factors, among others, it is likely that our operating results will fall below our expectations in some future quarter.

WE ARE DEPENDENT UPON KEY PERSONNEL AND EXPECT TO HIRE ADDITIONAL PERSONNEL.

Our performance is substantially dependent upon the services of Ramon Perales, our Chief Executive Officer and President, Reginald Parker, our Chief Technology Officer,  and Jeannette Benavides our Director of Nanotechnology Research. Our success also depends upon our ability to attract and retain additional qualified employees. Competition for qualified personnel is intense. There can be no assurance that we will be able to attract and retain key personnel. The loss of key employees could have a material adverse affect on our business.

We believe our future success will also depend in large part upon our ability to attract and retain highly skilled management, technical engineers, sales and marketing, finance and technical personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly technical engineers and sales personnel, could have a material adverse affect upon our business, results of operations and financial condition.

KEY MEMBERS OF OUR PERSONNEL ARE EMPLOYED ON A PART-TIME BASIS

Currently, our only full time employees are our President and CEO and our Director of Nanotechnology Research.  Our Chief Technology Officer is engaged as an officer at Ubiquitous Technologies, Inc., a solar energy corporation.  Our Chief Financial Officer operates her own CPA firm.  These individuals work for us only on a part-time, as needed basis.  There can be no assurance that these individuals will be able to devote the time required by us.

CONFLICTS MAY EXIST WITH CERTAIN OF OUR OFFICERS AND DIRECTORS WHICH MAY CAUSE THEM TO GIVE PRIORITY TO OTHER MATTERS OVER OUR NEEDS WHICH MAY MATERIALLY AFFECT OUR OPERATIONS.

There are a number of conflicts associated with our officers and directors.  These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved, as set forth in the preceding risk factor.  In the future, we may extend an offer to certain of the part time employees to become full time employees; provided, however, that there can be no assurance that these part time employees will accept our offer of full time employment.

The law firm of Mintz & Fraade, P.C. is our legal counsel.  Mintz & Fraade, P.C. owns 1,249,266 shares of our common stock which it received as consideration for legal services rendered to us.  A conflict of interest may arise between Mintz & Fraade, P.C.’s capacity as our legal counsel and as a shareholder.

IF WE LOSE OUR LICENSE WITH NASA WE WILL BE UNABLE TO PRODUCE COST EFFECTIVE SWNTS.

Pursuant to the License Agreement with NASA, we were required to produce a practical application from the licenses technologies, and we have submitted our yearly report for the year 2008 to NASA with respect to same.   We have received verbal confirmation from NASA with respect to such yearly report that our progress to date is satisfactory.  Accordingly, to date we are in full compliance with the provision in the Licenses Agreement with respect to producing a practical application from the licensed technology through April 2009.  There can be no assurance that we will be able to maintain compliance with the requirement of producing a practical application from the licensed technologies.  If we are unable to do so, NASA has the right to terminate our license, and we may be unable to produce high quality SWNTs at effective prices.

WE FACE COMPETITION FROM OTHER NASA LICENSEES.

We do not have an exclusive license to the technology from NASA. Pursuant to our agreement with NASA, up to four other entities may license the same patents which we have licenses.  To the knowledge of our management, NASA has granted two of the four licenses, and accordingly, these licensees will be offering products based upon the same technology as the technology which we intend to exploit.  Therefore, we are vulnerable to competition from the other businesses that have the same technology licensed from NASA.

THERE ARE SUBSTANTIAL RISKS INHERENT IN ATTEMPTING TO COMMERCIALIZE NEW TECHNOLOGICAL APPLICATIONS, AND, AS A RESULT, WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP NANOTECHNOLOGY FOR COMMERCIAL USE.

Our business is the research and development of nanotechnology, which is new and unproven. Commercial feasibility and acceptance of the applications of our technology is unknown.  Scientific research and development requires significant financing and has a lengthy lifecycle.  During our research and development process, we may experience technological issues that we may be unable to overcome.  Because of these uncertainties, none of our potential applications may be successfully developed.  If we are unable to successfully develop SWNT applications for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

NANOTECHNOLOGY-ENABLED PRODUCTS ARE NEW AND MAY BE VIEWED AS BEING HARMFUL TO HUMAN HEALTH OR THE ENVIRONMENT.

There is increasing public concern about the environmental and ethical implications of nanotechnology, including SWNTs, which could impede market acceptance of products developed through these means. Potentially, nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, each of which may be toxic, and harmful to the environment or to human health.  Nanotechnology-enabled products may lead to, among other conditions, kidney disease, heart disease, cancer, brain damage, and lung disease.  If SWNTs or other nanotechnology related products are determined to be harmful to the environment or human health, we may be subject to additional regulation in the future which may substantially reduce or eliminate our ability to generate revenue.

Nanotechnology-enabled products have no historical safety record. In view of the size, shape, or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain materials which contain certain chemicals, which may limit the market for nanotechnology-enabled products. U.S. government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. The future regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could adversely impair  our attempts to commercialize SWNTs and other nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

THERE CAN BE NO ASSURANCE THAT OUR TECHNOLOGIES WILL BE SUCCESSFUL.

The results of our attempts to develop our patented technologies into marketable products are at this time unknown and uncertain.    If we do successfully market our products, we may not be able to enhance those technologies in the future, or develop other technologies.

WE NEED ADDITIONAL FINANCING TO DEVELOP OUR PRODUCTS AND TO MEET OUR CAPITAL REQUIREMENTS.

We will need additional financing to meet our capital requirements.  We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

•	future earnings,

•	funds from private sources such as, loans and additional private placements, and

•	funds from public offerings.

•	funds from the exercise of our Series C, D, E and F Warrants.

In view of our limited operating history, our ability to obtain additional funds is limited.  Additional financing may only be available, if at all, upon terms which may not be commercially advantageous.  If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

CARBON NANOTUBES AND NANOMATERIALS MAY BECOME SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS IN THE FUTURE WHICH COULD NEGATIVELY IMPACT OUR PROPOSED BUSINESS.

We are not currently subject to direct federal, state, or local regulation and laws or regulations applicable to access to, or commerce on, the Internet, other than regulations applicable to business generally. However, in view of the increasing use of carbon nanotubes and other nanomaterials, it is possible that a number of laws and regulations may be adopted with respect to carbon nanotubes and nanomaterials covering issues such as disposal, consumer use, handling, storage, shipping, manufacturing, intellectual property rights and other possible unknown topics. The adoption of any such laws or regulations might also decrease the rate of growth of carbon nanotubes and nanomaterial use, which in turn could decrease the demand for our products and services or increase the cost of doing business or in some other manner have a material adverse affect upon our business,  results of operations and financial  condition. There can be no assurance, however, that the Federal or any State government will not attempt to impose these regulations upon us in the future or that such imposition will not have a material adverse affect upon the our business, results of operations and financial condition.

Currently, carbon nanotubes are regulated under the 1976 Toxic Substance Control Act. There are currently no regulations preventing us from manufacturing carbon nanotubes; provided, however that we may need to provide certain notices pursuant to the 1976 Toxic Substance Control Act. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse affect upon our business, results of operations and financial condition.

THE SUCCESS OF OUR ANTICIPATED FUTURE GROWTH IS DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY MANAGE THE GROWTH OF OUR PROPOSED OPERATIONS.

We expect to experience significant growth in the number of employees and the scope of our operations. Our future success will be highly dependent upon our ability to successfully manage the expansion of our operations. Our ability to manage and support our growth effectively will be  substantially dependent upon our ability to implement  adequate improvements to financial and management controls, reporting and other procedures and hire sufficient  numbers of financial, accounting, administrative and management personnel. Our expansion, and the resulting growth in the number of our employees, will result in increased responsibility for both existing and new management personnel. There can be no assurance that we will be able to identify, attract and retain experienced accounting and financial personnel. Our future operating results will depend upon the ability of our management and other key employees to implement and improve our systems for operations, financial control and information management, and to recruit, train, and manage our employee base. There can be no assurance that we will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures.  Inability to do so would have a material adverse affect upon our business, results of operations and financial condition.

Our future success depends upon our ability to address potential market opportunities while managing our expenses to match our ability to finance our operations. This need to manage our expenses will place a significant strain on our management and operational resources. If we are unable to manage our expenses effectively, our business, results of operations and financial condition will be adversely affected.

WE MAY BE SUBJECT TO RISKS BEYOND OUR CONTROL WITH RESPECT TO DOING BUSINESS IN FOREIGN COUNTRIES.

Our business is materially affected by conditions in the global financial markets and economic conditions throughout the world that are outside our control, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations).  Our results may be adversely affected by changes in governmental policies with respect to anti-inflationary measures, currency conversion and remittance abroad, and rates and measures of taxation, among other things.

In addition, doing business in foreign countries we will subject us to additional risks, including, but  not limited to,  currency  fluctuations,  regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, expropriation, inexperienced judiciaries, changes in the imposition or enforcement of informal rules, corporate and personal liability for violations of local laws, possible difficulties in collecting accounts receivable, increased costs of doing business in countries with limited infrastructure, risks related to shipment of raw materials and  finished  goods  across  national  borders and cultural and language  differences.  We also may face competition from local companies which have longer operating histories, greater name recognition, and broader customer relationships and industry alliances in their local markets, and it may be difficult to operate profitably in some markets as a result of such competition.  Foreign  economies differ from the United States economy in growth of gross national  product, rate of inflation, market development,  rate of savings, and capital investment, resource  self-sufficiency  and  balance  of  payments  positions,  and in other respects.

PATENT LITIGATION CAN BE EXPENSIVE AND MAY DELAY OR PREVENT OUR PRODUCTS FROM ENTERING THE MARKET.

We may pursue patent infringement litigation or interference proceedings against sellers of products who we believe infringe upon our rights as a licensee of the licensed technologies. The proprietary nature of the licensed technologies is protected under patent rights issued in the United States.  However, in general, the level of protection afforded by a patent is directly proportional to the ability to protect and enforce rights pursuant to the patent. Since our financial resources are currently limited, and patent litigation can be both expensive and time consuming, there is a risk that if we have to enforce the patents for the licensed technologies, there will be a material adverse financial effect upon us or we will not have the financial resources necessary to enforce the licensed technologies.  Furthermore, there can be no assurance that we will be successful in any such litigation or proceeding.

RISKS WITH RESPECT TO SHARES OF OUR COMMON STOCK

WE MAY BE SUBJECT TO THE SECURITIES AND EXCHANGE COMMISSION'S "PENNY STOCK" RULES IF OUR COMMON STOCK SELLS BELOW $5.00 PER SHARE.

If, after our stock begins to trade, the trading price of our Common Stock is below $5.00 per share, trading in our securities may be subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks".  These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000.  For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit its market price and liquidity.

In addition, we will be subject to an SEC rule (Rule 15c2-11) (the so-called penny stock rules) which imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. The requirement that broker-dealers comply with this rule could deter broker-dealers from recommending or selling our Common Stock, thus further adversely affecting the liquidity and share price of our Common Stock, as well as our ability to raise additional capital.

THERE CAN BE NO ASSURANCE THAT WE WILL PAY ANY DIVIDENDS ON OUR COMMON STOCK.

There can be no assurance that we will have sufficient earnings to pay any dividends with respect to our common stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to our Common Stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors, and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. We presently intend to retain earnings, if any, for the development and expansion of our business.

OUR DIRECTORS HAVE THE RIGHT, WITHOUT THE AGREEMENT OF SHAREHOLDERS, TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK WITH ANY RIGHTS ALLOWABLE PURSUANT TO LAW, WHICH COULD ADVERSELY AFFECT THE RIGHTS AND VALUE OF OUR COMMON STOCK, WHICH MAY SUBSTANTIALLY REDUCE THE RIGHTS  OF HOLDERS OF COMMON STOCK, INCLUDING VOTING RIGHTS AND LIQUIDATION PREFERENCES.

Our directors, without further action by our shareholders, have the authority to issue shares of Preferred Stock from time to time in one or more series, and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and the value of such Common Stock. Although our Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, our Board of Directors could, for example, act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  Our Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.

THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL EVER BE LISTED OR QUOTED ON NASDAQ, THE NEW YORK STOCK EXCHANGE, THE AMERICAN STOCK EXCHANGE, THE OTC BULLETIN BOARD OR ONE OF THE OTHER NATIONAL SECURITIES EXCHANGES OR MARKETS, OR THAT IF SO LISTED OR QUOTED, THAT IT WOULD THEREAFTER INCREASE IN VALUE.

Until such time as our Common Stock is listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible. Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

Although we intend for our Common Stock to trade on public markets, including, but not limited to, the Pink Sheets and subsequently to the OTC Bulletin Board, there can be no assurance that we would be successful in having our Common Stock listed or quoted on such a public market, or that if so listed or quoted, that our Common Stock would thereafter increase in value.

Even if a public market does develop, the volume of trading in our Common Stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our Common Stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our Common Stock or obtain a fair price for our Common Stock in the market.

ITEM 2.  FINANCIAL INFORMATION

A.  Selected Financial Data

Statement of Operations Data:	For the year ended April 30, 2008	For the period of inception, February 1, 2007 to April 30, 2007	For the period of inception, February 1, 2007, to April 30, 2008

Net revenue	$-	$-	$-
Operating expenses	244,608	23,190	267,798
Net loss	$(244,608)	$(23,190)	$(267,798)
Net loss per share	$(0.01)	$-	$(0.01)

Balance Sheet Data:

Total assets	$124,235	$25,392
Total liabilities	$36,026	$5,220
Stockholders’ equity	$88,209	$20,172

B.  Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read this section together with our financial statements and the notes to our financial statements included elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements which are subject to risks and uncertainties. Forward-looking statements are not based upon historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions which are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Certain statements contained in this Form 10, including, without limitation, statements containing the words "believe," "anticipate," "estimate," "expect," "are of the opinion that" and words of similar import, constitute "forward-looking statements." You should not place any undue reliance on these forward-looking statements.

You should be aware that our results from operations could materially be affected by numerous factors, which include, but are not limited to the following: our customers’ ability to integrate our product into their applications, changes in technology, significant competition from other NASA licensees and loss of our NASA license.  There may be other factors not mentioned above or included elsewhere in this report which may cause actual results to differ materially from any forward-looking information.

INTRODUCTION

VT International Corp. (“VT”) was incorporated in Arizona on September 3, 2004.  On March 17, 2008, the Company entered into an Exchange Agreement to acquire Nanotailor Materials, Inc (f/k/a Nanotailor, Inc.), a Delaware corporation (“Materials”), in a stock-for-stock exchange (the “Exchange Agreement”).  The Exchange Agreement closed as of April 30, 2008.  The Company issued 41,599,999 shares of common stock  (or 52,000,000 shares prior to adjustment for a Reverse Split effective May 2008, such that for every five shares held prior to the reverse split, four shares were issued) to the shareholders of Materials in exchange for all classes of the outstanding stock of Materials. The parties intend that the transaction qualify as a “B reorganization” as defined in I.R.C. §368(a)(1)(B) and shall file all required elections and returns to report this transaction consistent with such intent.  After the execution of the Exchange Agreement but prior to the Closing, certain holders of VT’s Series A and Series B Warrants exercised their warrants and were issued shares of VT common stock in exchange for approximately $219,000.  Immediately after the close of the Acquisition, the former stockholders of Materials held approximately 75.2% of the Company’s voting capital stock. Subsequent to the Exchange Agreement, and pursuant to stockholder approval of the Plan and Agreement of Merger dated May 19, 2008 (the “Merger”), together with the Certificate of Merger filed with the State of Delaware on May 28, 2008 and Articles of Merger filed with the State of Arizona on May 29, 2008, VT  was merged with and into Nanotailor, Inc., a newly created Delaware corporation (“Nanotailor”).  The sole purpose of the Merger was to change the state of incorporation from Arizona to Delaware.  Nanotailor is the Surviving Corporation.

With the acquisition of Materials, and the Merger, we abandoned VT’s peer-to-peer communications component business and entered into the business of manufacturing Single-Walled Carbon Nanotubes (“SWNT”).  Materials, which is now a wholly owned subsidiary, was formed in 2007 and received a license for the manufacturing process to create SWNTs using a process developed at NASA’s Goddard Flight Space Center.  The inventor of that process retired from NASA and is now exclusively employed by Nanotailor.  Since our formation, we have been seeking capital to commercialize this license.  There are two other U.S. licensees of this SWNT process.  Except for the license rights, Nanotailor has limited assets and is a developmental stage startup company which is presently commencing manufacturing.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with standards of the Public Company Accounting Oversight Board (United States). The preparation of these financial statements required us to make estimates and judgments which affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with our Board of Directors, we have identified two accounting policies that we believe are key to an understanding of our financial statements. These are important accounting policies which require management's most difficult, subjective judgments.

The first critical accounting policy relates to long lived assets, or those which provide us with a future economic benefit beyond the current fiscal year. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair market value. We did not record any impairment loss in the period ended April 30, 2008.

The second critical accounting policy relates to our ability to continue as a going concern. As shown in the accompanying financial statements, we have incurred a net operating loss of $(267,798) from inception (February 1, 2007) through April 30, 2008.

We are subject to those risks associated with development stage companies.  We have sustained losses since inception and additional debt and equity financing will be required to fund our development activities and to support operations.  However, there can be no assurance that we will be able to obtain additional financing.  Furthermore, can be no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable us to introduce new products on a continual and timely basis so that profitable operations can be attained.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED APRIL 30, 2008, THE PERIOD OF INCEPTION, FEBRUARY 1, 2007 TO APRIL 30, 2007 AND FROM INCEPTION, FEBRUARY 1, 2007, TO APRIL 30, 2008:

REVENUES

For the years ended April 30, 2007 and 2008 and for the period of inception, February 1, 2007, to April 30, 2008, we have experienced no revenues.  We anticipate having revenues from operations in fiscal 2009; however, there can be no assurance that we will have revenue from operations.

OPERATING EXPENSES

The main components of our operating expenses are consulting fees, legal and professional expenses, general and administrative expenses and interest expense.

Consulting Fees

During the year ended April 30, 2008 our consulting fees totaled $76,095.  For the period since inception, February 1, 2007, to April 30, 2007 our consulting fees were $12,983.  Since inception, February 1, 2007, to April 30, 2008, our consulting fees were $89,078.  Consulting fees are expenses related to non-employee individuals and companies that assist us with various operational tasks.

Legal and Professional Expenses

During the year ended April 30, 2008 our legal and professional expenses totaled $52,910, and we issued 1,249,266 (or 2,368,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) shares of common stock valued at $14,000 to our attorneys in connection with legal services rendered.  For the period of commencing since inception, February 1, 2007, to April 30, 2007 our legal and professional expenses were $6,150.  Since inception, February 1, 2007, until the year ended April 30, 2008, our legal and professional expenses totaled $59,060, and we issued the aforementioned shares of our common stock to our attorneys in connection with legal services rendered.  Our legal and professional fees relate to the preparation of our audited financial statements, entering into various agreements, the Acquisition.  We expect to incur significant legal and professional fees until such time our Form 10 is effective and we are a reporting company, however, we cannot currently estimate the extent of these expenses.

General and Administrative Expenses

During the year ended April 30, 2008 our general and administrative expenses totaled $114,528.  For the period since inception, February 1, 2007 until the year ended April 30, 2007 our general and administrative expenses were $4,057.  Since inception, February 1, 2007, until the year ended April 30, 2008, our general and administrative expenses were $118,585.  Our general and administrative expenses consist of payroll and employee related expenses, rent for our executive office and lab space, travel and office expenses.  At April 30, 2008, we had two full-time employees and one part-time employee.  During fiscal year ending April 30, 2009, we anticipate hiring additional full-time employees ; provided, however, that the number of employees we hire is dependent upon our success in raising additional capital and generating sales.  At this time, the amount of monies raised through issuance of additional equity or through sales is unknown; accordingly, we cannot estimate how many full-time employees we will hire.

Interest Expense

During the year ended April 30, 2008 our interest expense totaled $1,075.  For the period commencing with our inception, February 1, 2007, until the year ended April 30, 2007 our interest expense was $-0-.  Since our inception, February 1, 2007, until the year ended April 30, 2008, our interest expense was $1,075.  Interest expense directly relates to our borrowings from related parties and one note payable.  The interest rates on this debt range from 8% to 18% and the total amount of interest bearing debt outstanding at April 30, 2008 was $14,794.

NET LOSS

Our net loss was $244,608 for the year ended April 30, 2008.  Our net loss for the period since inception, February 1, 2007, until the year ended April 30, 2007 was $23,190.  Out total net loss since inception, February 1, 2007 until the year ended April 20, 2008 is $267,798

PLAN OF OPERATION

From the inception of Materials we have been focused on the commercialization of the SWNT’s manufacturing process which we have licensed from NASA.  Our plan of operation is to continue to focus our efforts on commercializing and scaling our manufacturing process while beginning limited pre-sales activities with our future customers.  Based upon current estimates our management believes we will have scalable SWNT production operational on or before July 1st, 2009.  It should be noted that since executing our plan of operation is dependent upon our success in raising additional capital and generating sales the exact date of our scalable SWNT production is currently only an estimate and we cannot provide any assurances that the company will achieve this milestone on or before July 1st, 2009.

LIQUIDITY AND CAPITAL RESOURCES

Our working capital was $63,512 at April 30, 2008.

Our cash flows used by operations were $173,113 for the year ended April 30, 2008. This is the result of our net loss of $244,608 offset by the issuance of common stock for services in the amount of $52,962 and an increase in accrued expenses in the amount of $17,386.

Our cash flows used by operations were $4,926 for the period commencing inception, February 1, 2007 to April 30, 2007. This is the result of our net loss of $23,190 offset by the issuance of common stock for services in the amount of $12,982 and an increase in accrued expenses in the amount of $5,000.

Our cash flows used by operations were $178,039 for the period commencing upon inception, February 1, 2007 until the year ended April 30, 2008. This is the result of our net loss of $267,798 offset by the issuance of common stock for services in the amount of $65,944 and an increase in accrued expenses in the amount of $22,386.

During the year ended April 30, 2008, we used $490 to purchase equipment.  During the period commencing upon inception, February 1, 2007 to April 30, 2007, we used $5,636 to purchase equipment.  And during the period of inception, February 1, 2007 to April 30, 2007, we used $6,126 to purchase equipment.  All of the equipment purchased relates to the research and development of our main product.

Our cash flows provided by financing activities were $273,103 for the year ended April 30, 2008, which consisted of the following:  (a) $900 borrowed from related parties, (b) $12,520 of debt, (c) $209,683 from the sale of our common stock and (d) $50,000 from the cancellation of a non-refundable share exchange agreement.

Our cash flows provided by financing activities were $30,600 for the period commencing inception, February 1, 2007 until the year ended April 30, 2007, which consisted of $300 of term debt and $30,300 for the sale of our common stock.

Our cash flows provided by financing activities were $303,703 for the period commencing inception, February 1, 2007 until April 30, 2008. This consisted of $900 borrowed from related parties, $12,820 of term debt, $239,983 from the sale of our common stock, and $50,000 from the cancellation of a non-refundable share exchange agreement.

We currently have no material commitments at this time to acquire any significant capital equipment.

We are a company with a limited operating history and a history of net losses.

We had a cash balance of $99,538 on April 30, 2008.

To date we have funded operations by (a) borrowing $900 from related parties, (b) incurring $12,820 of term debt, (c) raising $239,983 from the sale of our common stock and (d) receiving a $50,000 capital contribution.

In connection with the Exchange Agreement, we obtained a line of credit, (“LOC”), in the amount of $50,000 from Visitalk Capital Corporation, (“VCC”), which owns 3,360,506 shares of our common stock, or approximately 5.95%,   specifically to pay for the costs of a registration statement, including audit fees, legal costs and other related out-of-pocket costs.  Loans pursuant to the LOC are secured by a lien on our assets and shall be due on January 30, 2009; provided however, if this registration statement is deemed effective prior to January 30, 2009, the amount of the loans disbursed shall convert into common stock at the lesser of $.30 per share or 50% of the average market price for the 10 Trading Days subsequent to the effective date of this registration statement.  The balance outstanding under the LOC at April 30, 2008 is $0.  On June 30, 2008, the outstanding balance of the LOC was $40,000.

If revenues from the sale of our product do not provide sufficient funds to maintain operations, we believe the raising of funds through the issuance of additional term debt and the sale of additional equity will be sufficient to satisfy our currently anticipated cash requirements through December 31, 2008. Our ability to pursue any business opportunity which requires us to make cash payments would also depend upon the amount of funds which we can secure from these various sources. If funding is not available from any of these sources to meet our needs, we will either delay production of our initial product or delay any business transaction requiring the payment of cash, or both.

If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, any of which could have a negative impact upon the business, operating results and financial condition. In addition, if additional shares were issued to obtain financing, current shareholders may suffer dilution of their percentage of stock ownership in the Company.

C.  Quantitative and Qualitative Disclosures about Market Risk

In view of the fact that we are registering our shares of common stock pursuant to this Form 10 as a smaller reporting company, this Item is not applicable to us pursuant to Item 305 of Regulation S-K.

ITEM 3.  PROPERTIES

                Our principal office is located at 701 Brazos, Suite 500, Austin, Texas 78701 which we lease pursuant to a three month lease which expires on September 30, 2008. Management anticipates renewing this lease, however there can be no assurance that we will do so.  This space consists of approximately 500 square feet of executive office space, which is provided to us at $525 per month.  Our telephone number is (512) 334-6064.

In addition, we also lease approximately 1,000 square feet of laboratory and manufacturing space at 601 University Drive, San Marcos, TX 78666 for $1,000 per month. This lease expires on May 31, 2009.

Management anticipates that all or a portion of the leased spaces will be re-leased upon expiration of the leases.  Management believes that our current leased space is not sufficient to meet our needs for the foreseeable future and anticipates leasing additional space for research and manufacturing as well as administrative operations.

           We have no other properties and have no agreements to acquire any properties.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of such securities, as well as the securities beneficially owned by all directors and officers of the Company. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Owner	Beneficial Ownership	Percent of Class

Common	Reginald Parker (1)	12,749,810	22.57%

Common	Remigio Perales (2)	5,077,770	8.99%

Common	J. Craig Brubaker	4,023,156	7.12%

Common	Ramon Perales (1)	3,554,250	6.29%

Common	Visitalk Capital Corporation	3,360,506	5.95%

Common	Janine Frieh (1)	680,512	1.20%

Common	All Officers and	21,487,342	30.06%
Directors as a Group (3 persons)

(1) Officer and/or director of the Company

(2)  Remigio Perales is the brother of our President and CEO Ramon Perales.

The Company’s issued and outstanding Common Shares is held by 256 persons.

There are no arrangements known to us which may at a subsequent date result in a change in control of the Company, including any pledge by any person of our securities.

ITEM 5. OFFICERS AND DIRECTORS

 The directors and officers of the Company are as follows:

Name	Age	Position

Ramon Perales	35	Chief Executive Officer, President (full time) and a Director

Reginald Parker	38	Chief Technology Officer (part time) and a Director

Janine Frieh	37	Chief Financial Officer (part time) and a Director

Our officers and directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors. There are no arrangements or understanding between any officer and director and any other person(s) pursuant to which he or she was or is to be selected as an officer or director.

Ramon Perales – President, CEO and Director:  Mr. Perales, manages and directs Nanotailor’s sales, operations, and carbon nanotube manufacturing duties. Mr. Perales has over 12 years experience managing the roll out of new products, managing supply chains, product introductions, manufacturing, productivity, and increasing profitability. In 2004, Mr. Perales sold one early stage technology company he co-founded. He holds a BA with an emphasis in Marketing from the University of Texas at San Antonio.  Prior to becoming our President and CEO, Mr. Perales was a Vice-President of Marketing and Sales of Synosphere, Inc. from October 2002 until December 2005 and the Vice President of PMI Oil Tools, Inc. from January 2006 until October 2007

Reginald Parker, Ph.D. Chief Technology Officer and Director– Dr. Parker, who co-founded  our subsidiary Materials in March of 2007, is a nanomaterial engineer specializing in composite technologies. Dr. Parker contributes to the team through his deep technical knowledge and his relationships within the academic community and nanotechnology industry. Dr. Parker holds a B.S. in Chemical Engineering from Massachusetts Institute of Technology (MIT) and an M.S. and a Ph.D. in Chemical Engineering from Georgia Tech. He also has an MBA in Finance from Florida State University.  Prior to becoming our CTO, Dr. Parker was an Associate Director, Office of Technology Transfer, Licensing and Commercialization, at Florida A&M University – Florida State University College of Engineering (“FAMU”) from 2003 until 2004, an Assistant Professor in Department of Industrial Engineering at FAMU from 2004 until 2006, and a Visiting Professor, Department of Chemical Engineering, at the University of North Dakota from 2007 until May of 2008.  In addition, commencing in 2005 and continuing until the present day, Dr. Parker is the CEO and President of Ubiquitous Technologies, Inc, solar energy corporation.

Janine Frieh, CPA Chief Financial Officer - Mrs. Frieh, who joined our subsidiary Materials in March of 2007, is a certified public accountant with many years of experience in establishing and managing corporate financial controls. Mrs. Frieh’s experience includes assisting companies in mergers, reverse mergers, SEC filings and successfully coordinating with the SEC with respect to comment letters. She has also served as an Audit Manager and Controller for a publicly traded company  in the technology field and interim Controller for several mid to large size privately held companies. Prior to becoming our CFO, Mrs. Frieh was as a manager at Moffitt & Company, P.C., an accounting firm, commencing in 2002 and ending in 2005.  From 2005 until the present, Mrs. Frieh operates her own accounting firm.

Key Employee:

Jeannette Benavides, Ph.D. –  Director of Nanotechnology Research – Ms. Benavides, who joined our subsidiary in October 2007, Prior to joining Nanotailor she worked at NASA Goddard Space Flight Center as a Aerospace Polymer Chemist. While she was there she invented the licensed process we are commercializing. In addition, she also worked on the Hubble Space Telescope program and developed a superparamagnetic organic polymer. She also is a winner of the “Special Act Award” and NASA’s “ Exceptional Achievement in Technology”, Medal of Honor.

Scientific Advisors:

Gary W. Beall, Ph.D. – Dr. Beall is currently a Professor of Chemistry at Texas State University at San Marcos and a Director of The Center for Nanophase Research Engineering at the University of Texas at Austin.  Dr. Beall has over 20 years experience in research, development, processing, and commercialization of products utilizing advanced nanomaterials. He has published more than 100 papers and holds 42 U.S. patents, of which 24 deal with nanotechnology.  Several of his inventions currently gross $500 million a year for past employers.

Joseph H. Koo, Sc.D.  – Dr. Koo is currently a Sr. Research Fellow and SFF Consortium Director for the Department of Mechanical Engineering at the University of Texas at Austin.  He has over 15 years experience in working with nanomaterials and nanocomposites.

Audit Committee Financial Expert

Our board of directors acts as the audit committee to our Board of Directors; there is no separate audit or other committees.  We have no qualified financial expert at this time because we have not been able to hire a qualified candidate.  Further, we believe that we have inadequate financial resources at this time to hire any such qualified expert.  We do intend, however, to hire a qualified expert in the future, when resources allow us to search for and employ an appropriate individual for this position.

ITEM 6. EXECUTIVE COMPENSATION

Jeannette Benevides, our Director of Nanotechnology Research, is our only employee who is working pursuant to an employment contract.  Dr. Benavides’ employment contract, commenced as a November 1, 2007 and originally expired on October 31, 2009, but was subsequently extended until October 31, 2010.  Dr. Benavides received 500,000 shares of our common stock, and the Board of Directors approved an additional 575,000 in consideration for the extension of her employment contract.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of directors, officers, or other employees have been adopted by us for the benefit of our employees.

The following table reflects all forms of officer and director compensation for services to the Company for the fiscal years ended April 30, 2008 and 2007 of the officers of the Company.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ramon Perales, President, CEO and Director	2008	72,000	-	-	-	-	-	-	72,000
	2007	18,000			6,491				24,491
Janine Frieh, CFO and Director	2008	-	650	1,362	-	-	-	0	2,012
	2007	-	-	-	-	-	-	-	0
Reginald Parker, Chief Technology Officer, Director	2008	24,000	-	-	-	-	-	-	24,000
	2007	-	-	-	-	-	-

We maintain a policy whereby our directors may be compensated for out of pocket expenses incurred by each of them in the performance of their relevant duties. We did not provide any reimbursement for out of pocket expenses during the fiscal years ended April 30, 2008 and 2007.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On April 4, 2007, we issued 27,697,002 shares of our common stock (or 52,500,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Ubiquitous Technologies, Inc. (“Ubiquitous”) in exchange for $30,300 in cash.  Our management has determined that the shares had a value of $0.001 per share.  Reginald Parker, our CTO and a member of our Board of Directors, is President and CEO of Ubiquitous.   Ubiquitous has distributed our common stock to its shareholders on a pro-rata basis.

On April 4, 2007, the Company issued 5,935,072  shares of our common stock (or 11,250,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Ramon Perales, CEO, President and Director of the Company as compensation for services rendered.  The shares had a value of $0.00057 per share, or an aggregate of $6,491.

On May 7, 2007, Reginald Parker, CTO and Director, loaned the Company $300.  The loan is accruing interest at 8% per annum and was due November 7, 2007.

On July 17, 2007, Ramon Perales, CEO, President and Director, loaned the Company
$300.  The loan is accruing interest at 8% per annum and was due January 17, 2008.

On July 17, 2007, Remigio Perales,  loaned the Company $300.  The loan is accruing interest at 8% per annum and was due January 17, 2008.

On March 17, 2008 we issued 1,249,266 shares of common stock (or 2,368,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split), to our attorneys in connection with legal services rendered, which were valued at $14,000.

                On March 17, 2008, the Company issued 105,512 shares of our common stock to Janine Frieh, CFO and Director of the Company for compensation for services rendered.  The shares had a value of $0.0129 per share, for an aggregate of $1,362.

On August 6, 2008, we issued 575,000 shares of the Company common stock to Janine Frieh, the CFO of the Company for compensation for services rendered.  The shares had a value of $0.00483 per share, an aggregate of $2,776

On August 6, 2008, we issued 575,000 shares of the Company common stock to Jeanette Benavides, a key employee of the Company, in consideration for her agreement to extend her employment contract.  The shares had a value of $0.00483 per share, an aggregate of $2,776.

           There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

Corporate Governance

Using the definition of director independence set forth in NASDAQ Marketplace Rule 4200(a)(15):

Ramon Perales	Not Independent.
Reginald Parker	Not Independent.
Janine Frieh	Not Independent.

Our Board of Directors held eight (8) meetings during the year ended April 30, 2008, in addition to taking actions by written consent in lieu of meetings.  Our policy with respect to director attendance at the annual shareholder meeting is that directors are encouraged, but not required, to attend shareholder meetings.

Our Board of Directors acts as the Nominating Committee, Audit Committee, and Compensation Committee; there are no separate committees to fulfill those roles.

Our Board of Directors believes that it would not be a good use of resources to have separate committees for those functions because our directors have a thorough knowledge of the Company’s business and affairs and are able to perform those functions effectively.

All directors participate in the nomination of directors.

All directors participate in the consideration of director and executive officer compensation.

We have no qualified financial expert at this time because our Board of Directors believes that it would not be a good use of resources to have a qualified financial expert as a member of our Board of Directors. Notwithstanding the foregoing, a member of our Board of Directors may be qualified to be a financial experts except for the fact she is not an independent director, and accordingly is unable to fulfill this function. Further, we believe that we have inadequate financial resources at this time to hire any such qualified expert. We do intend to search for a qualified individual for this position in the future when resources allow us.

Any shareholder may contact any board member by sending mail to our address.

Disclosure of Committee Position

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 8. LEGAL PROCEEDINGS

           There is no litigation pending or threatened by or against the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

a.  Market Information. There is currently no market for our common stock.  Although we intend for our Common Stock to trade on public markets, including, but not limited to, the Pink Sheets, LLC, there can be no assurance that we will be successful in having our Common Stock listed or quoted on such a public market, or that if so listed or quoted, that our Common Stock would thereafter increase in value.

Until such time as our Common Stock is listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible. Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

b. Holders. There are two hundred fifty six (256) holders of the Company's Common Stock.

c. Dividends. The Company has not paid any dividends to date and has no plans to do so in the immediate future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

On April 4, 2007, we issued 27,697,002 shares of our common stock (or 52,500,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Ubiquitous Technologies, Inc. in exchange for $30,300 in cash.  Our management believes that the shares had a value of $0.00057 per share.  Reginald Parker, out CTO and a member of our Board of Directors, is President and CEO of Ubiquitous.

On April 4, 2007, we issued 5,935,072 shares of our common stock (or 11,250,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Ramon Perales, our CEO, President and Director for compensation for services rendered.  The shares had a value of approximately $6,491 upon issuance.

           On April 4, 2007, we issued 5,935,072 shares of our common stock (or 11,250,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to a consultant for compensation for services rendered.  The shares had a value of approximately of $6,491 upon issuance.

On March 17, 2008, we issued 105,512 shares of our common stock (or 200,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Janine Frieh, CFO and Director of the Company for compensation for services rendered.  The shares had a value of approximately $1,362 upon issuance.

On March 17, 2008, we issued 263,781 shares of our common stock (or 500,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to a consultant of the Company for compensation for services rendered.  The shares had a value of approximately $3,600 upon issuance.

On March 17, 2008, we issued 414,294 shares of our common stock (or 785,300 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to Jeannette Benavides, a key employee of the Company for compensation for services rendered.  The shares had a value of approximately $2,000 upon issuance.

On March 17, 2008 we issued 1,249,266 shares of our common stock (or 2,368,000 shares prior to the Exchange Agreement and the adjustment for the Reverse Split) to our attorneys in connection with legal services rendered valued at $14,000 upon issuance.

On April 25, 2008, we issued 8,387,304 shares of our common stock (or 10,484,134 shares prior to the adjustment for the Reverse Split) pursuant to the exercise of certain warrants.  As a result of the exercise, the Company received $209,683 upon issuance.

On April 30, 2008, we issued 1,280,000 shares of our common stock (or 1,600,000 shares prior to the adjustment for the Reverse Split) to two consultants in connection with the Exchange Agreement.  The shares were valued by the Board of Directors at approximately $32,000 upon issuance.

On August 6, 2008, we issued 575,000 shares of common stock to Janine Frieh, the CFO of the Company for compensation for services rendered.  The shares were valued by the Board of Directors at approximately $0.00483 per share, an aggregate of $2,776.

On August 6, 2008, we issued 575,000 shares of the Company common stock to Jeannette Benavides, a key employee in consideration for her agreement to extend the termination date of her employment contract for one year from October 31, 2009 until October 31, 2010.  The shares were valued by the Board of Directors at approximately $0.00483 per share, an aggregate of $2,776.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a description of certain matters relating to our securities and is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are being filed as exhibits to this Form 10.

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are Common Stock, par value of $.0001 per share, and 10,000,000 shares are preferred stock, par value of $.001 per share, of which none have been designated or issued.  As of the date hereof, 56,499,719 shares of Common Stock are issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes.  The holders of Common Stock are entitled to one vote for each share which they hold on all matters to be voted upon by the stockholders.  The holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its sole and absolute discretion from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, including, but not limited to, payment to the holders of preferred stock as required by the terms of such preferred stock.  All of the outstanding shares of Common Stock are fully paid and non-assessable.  The stockholders do not have cumulative or preemptive rights.  There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders.  Any shares of preferred stock so issued may have priority over the Common Stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.  At present, we have no plans to either issue any additional preferred stock or adopt any series, preferences or other classification of preferred stock.

Under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Common Stock.  Although the Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.

Options, Warrants and Convertible Notes

Warrants:

In addition to the 58,713,063 shares of our common stock which are currently, issued and outstanding, we have the following outstanding Warrants:

(i)           1,496,565 of unexercised Series A Warrants, which entitle the holders thereof to purchase one share of the Company’s common stock at $2.50 per share for each Warrant then held, and which expire on August 31, 2008;

(ii)           1,496,565 of unexercised Series B Warrants, which entitle the holders thereof to purchase one share of the Company’s common stock at $2.50 per share for each Warrant then held, and which expire on August 31, 2008;

(iii)           6,738,632 Series C Warrants, which entitle the holders thereof to purchase one share of the Company’s common stock at $3.75 per share for each Warrant then held, and which expire on August 31, 2010

(iv)           6,738,632 Series D Warrants which entitle the holders thereof to purchase one share of the Company’s common stock at $3.75 per share for each Warrant then held, and which expire on August 31, 2010;

(v)           6,738,632 Series E Warrants, which entitle the holders thereof to purchase one share of the Company’s common stock at $5.00 per share for each Warrant then held, and which expire on August 31, 2010; and

(vi)           6,738,632 Series F Warrants, which entitle the holders thereof to purchase one share of the Company’s common stock at $5.00 per share for each Warrant then held, and which expire on August 31, 2010.

Our management has the ability to both, extend the date to exercise any series of warrants, and lower the exercise price of any series of Warrants.  Our management may take such action if our management determines it is in our best interests to provide warrant holders a lower exercise price to provide an incentive for them to exercise their warrants so that we may generate cash flow.  Our management determined to lower the exercise price of the Class A and B Warrants for 30 days to $.002 per share immediately prior to the closing of the Acquisition on April 30, 2008.  As a result, we were able to raise approximately $219,000.  If our management determines to lower the exercise price again in the future, thus may result in a substantial dilution to anyone who owns our common stock immediately prior to the Warrants’ exercise.

Convertible Note:

In connection with the Exchange Agreement, we obtained a line of credit, (“LOC”), in the amount of $50,000 from Visitalk Capital Corporation, (“VCC”), which owns 3,360,506 shares of our common stock, or approximately 5.95% of the total issued and outstanding shares of our common stock.  This LOC was required to be utilized to pay for the costs of this Form 10 registration statement, including audit fees, legal costs and other related out-of-pocket costs.  Loans pursuant to the LOC are secured by a lien on our assets and are due on January 30, 2009; provided however, if this Form 10 registration statement is deemed effective prior to January 30, 2009, the amount of the loans shall convert into common stock at the lesser of $.30 per share or 50% of the average market price for the 10 Trading Days subsequent to the effective date of this Form 10 registration statement.

Stockholders

As of the date hereof, there are two hundred fifty six (256) holders of record of our Common Stock.

Dividends

We have not paid any cash dividends to date, and do not anticipate or contemplate paying dividends in the foreseeable future.  Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions.  It is the present intention of management to utilize all available funds for the development of our business.   The future declaration of any cash or stock dividends shall be in the sole and absolute discretion of the Board of Directors and shall depend upon the earnings, capital requirements, our financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Legal matters

The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.  Mintz & Fraade, P.C. beneficially owns 1,249,267 shares of our common stock in exchange for legal services rendered.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification which may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

In view of the fact that we are registering our shares of common stock pursuant to this Form 10 as a smaller reporting company, this Item is not applicable to us pursuant to Item 302 of Regulation S-K.

ITEM 14. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles since our formation, and there are no disagreements between us and our accountants on accounting or financial disclosure matters.
Item 15. Financial Statements and Exhibits

                The audited consolidated financial statements for the fiscal year ended April 30, 2008 and for the period of Materials’ inception (February 1, 2007) to April 30, 2007, are attached to this Registration Statement and made a part hereof.

   1) Independent Auditors' Report
   2) Balance Sheet
   3) Statement of Operations
   4) Statement of Cash Flows
   5) Statement of Stockholders' Equity
   6) Notes to Financial Statements

(b) Exhibit Index

(3) Articles of Incorporation and Bylaws

3(i)           Certificate of Incorporation of Nanotailor, Inc.
3(ii)          Bylaws.

(5)  Opinion regarding legality

5              Opinion of Mintz & Fraade, P.C.

(10) Material Contracts

10.1         Non-exclusive license agreement between Materials and NASA (Redacted forconfidentiality purposes
10.2         Employment Agreement between the us and Jeannette Benavides (Redacted forconfidentiality purposes

10.3         Exchange Agreement between VT International, Inc. and Nanotailor, Inc.
10.4         Shareholder’s Agreement between us and VCC.

(23)  Consents of Experts

23           Consent of Moore & Associates, Chartered

SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Nanotailor, Inc.
(Registrant)

Date: September 9, 2008	/s/ Ramon Perales
Ramon Perales
Dated: September 9, 2008

/s/ Reginald Parker
Reginald Parker
Dated: September 9, 2008

/s/ Janine Frieh
Janine Frieh
Dated: September 9, 2008

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nanotailor, Inc. & Subsidiary
(A Development Stage Company)

We have audited the accompanying balance sheet of Nanotailor, Inc. & Subsidiary (A Development Stage Company) as of April 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2008 and since inception on February 1, 2007 through April 30, 2007 and since inception on February 1, 2007 through April 30, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanotailor, Inc. & Subsidiary (A Development Stage Company) as of April 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2008 and since inception on February 1, 2007 through April 30, 2007 and since inception on February 1, 2007 through April 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $(267,798) from inception February 1, 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
July 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

NANOTAILOR, INC. & SUBSIDIARY
FORMERLY VT INTERNATIONAL CORP.
(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (FEBRUARY 1, 2007)

THROUGH APRIL 30, 2008
AND FOR THE YEAR ENDED APRIL 30, 2008

Balance Sheet

ASSETS

Current assets
Cash	$99,538

Total current assets	99,538

Equipment, net of $1,429 accumulated depreciation	4,697

License agreement	20,000

Total assets	$124,235

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$21,232
Due to related parties	962
Notes payable	13,832

Total current liabilities	36,026

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized, -0- shares issued and outstanding	-
Common stock, $.001 par value; 200,000,000 shares authorized, 55,349,719 shares issued and outstanding	55,349
Additional paid-in capital	300,658
Deficit accumulated during the development stage	(267,798)

Total stockholders’ equity	88,209

Total liabilities and stockholders’ equity	$124,235

Statements of Operations

		For the Period	For the period
	For the Year	of Inception,	of Inception,
	Ended	February 1, 2007	February 1, 2007,
	April 30, 2008	to April 30, 2007	to April 30, 2008

Net revenue	$-	$-	$-

Operating expenses
Consulting fees	76,095	12,983	89,078
Legal and professional	52,910	6,150	59,060
General and administrative	114,528	4,057	118,585
Interest expense	1,075	-	1,075

Total operating expenses	244,608	23,190	267,798

Loss before income taxes	(244,608)	(23,190)	(267,798)

Provision for income taxes	-	-	-

Net loss	$(244,608)	$(23,190)	$(267,798)

Net loss per common share – basic and diluted	$(0.01)	$-	$(0.01)

Weighted average of common shares – basic and diluted	45,797,221	45,682,325	45,682,325

Statement of Changes in Stockholders' Equity

	Common Stock			Deficit
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)

Balance, February 1,2007	-	$-	$-	$-	$-

Issuance of common stock for cash	42,000,000	42,000	(11,700)	-	30,300

Issuance of common stock for compensation	18,000,000	18,000	(5,018)	-	12,982

Recapitalization	(16,395,511)	(16,396)	16,476	-	80

Net loss	-	-	-	(23,190)	(23,190)

Balance, April 30, 2007	43,604,489	$43,604	$(242)	$(23,190)	$20,172

Capital contribution	-	-	50,000	-	50,000

Anti-dilutive shares issued	44,983	45	(45)	-	-

Stock issued for services	2,032,853	2,033	18,929	-	20,962

Warrants exercised	8,387,394	8,387	201,296	-	209,683

Stock issued for services	1,280,000	1,280	30,720	-	32,000

Net loss	-	-	-	(244,608)	(244,608)

Balance, April 30, 2008	55,349,719	$55,349	$300,658	$(267,798)	$88,209

Statements of Cash Flows

		For the Period of	For the Period of
	For the Year	Inception,	Inception,
	Ended	February 1, 2007,	February 1, 2007,
	April 30, 2008	to April 30, 2007	to April 30, 2008

Cash flows from operating activities
Net loss	$(244,608)	$(23,190)	$(267,798)
Adjustments to reconcile net loss to net cash provided by operating activities
Common stock issued for services	52,962	12,982	65,944
Depreciation	1,147	282	1,429
Changes in operating assets and liabilities
Increase in accrued expenses	17,386	5,000	22,386

Net cash used in operating activities	(173,113)	(4,926)	(178,039)

Cash flows used by investing activities
Purchase of equipment	(490)	(5,636)	(6,126)
Purchase of license agreement	-	(20,000)	(20,000)

Net cash used by investing activities	(490)	(25,636)	(26,126)

Cash flows from financing activities
Proceeds from issuance of related party debt	900	-	900
Proceeds from issuance of debt	12,520	300	12,820
Proceeds from issuance of common stock	209,683	30,300	239,983
Capital contribution	50,000	-	50,000

Net cash provided by financing activities	273,103	30,600	303,703

Net increase in cash	99,500	38	99,538

Cash, beginning of period	38	-	-

Cash, end of period	$99,538	$38	$99,538

Supplemental disclosure of cash flow information
Income taxes paid	$-	$-	$-

Interest paid	$-	$-	$-

Notes to Financial Statements

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

VT International Corp. (the “Company”) was incorporated in Arizona on September 3, 2004.  On March 17, 2008, the Company entered into an Acquisition Agreement to acquire Nanotailor, Inc (n/k/a Nanotailor Materials, Inc.), a Delaware corporation (“Materials”), in a stock-for-stock exchange (the “Acquisition”).  The Acquisition closed as of April 30, 2008.  The Company issued 41,599,999 shares of common stock (or 52,000,000 shares of common stock prior to adjustment for a reverse stock split effective as of May 2008) to the shareholders of Materials in exchange for all classes of the outstanding stock of Materials. The parties intend that the transaction qualify as a “B reorganization” as defined in I.R.C. §368(a)(1)(B) and shall file all required elections and returns to report this transaction consistent with such intent.  Immediately after the Acquisition, the former stockholders of Materials held approximately 88.58% of the Company’s voting capital stock. Subsequent to the Acquisition, and pursuant to stockholder approval of the Plan and Agreement of Merger dated May 19, 2008 (the “Merger”), together with the Certificate of Merger filed with the State of Delaware on May 28, 2008 and Articles of Merger filed with the State of Arizona on May 29, 2008 the Company was merged with and into Nanotailor, Inc., a newly created Delaware corporation (“Nanotailor”).  The sole purpose of the Merger was to change the state of incorporation from Arizona to Delaware.  Nanotailor is the Surviving Corporation.

With the acquisition of Materials, and the Merger, the Company abandoned its peer-to-peer communications component business and entered the business of manufacturing Single-Walled Carbon Nanotubes (“SWNT”).  Materials, which is now a wholly owned subsidiary, was formed in 2007 and licensed the rights to a manufacturing process to create SWNTs using a process developed at NASA’s Goddard Flight Space Center.  The inventor of that process retired from NASA and is now employed by Nanotailor.  Since its formation, Nanotailor has been seeking capital to commercialize this license.  There are two other U.S. licensees of this SWNT process.  Except for the license rights, Nanotailor has limited assets and is a developmental stage startup company that is just commencing manufacturing.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Equipment

Equipment is stated at cost.  Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of equipment are capitalized.  Expenditures for maintenance and repairs are changed to expense as incurred.

Long Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. The Company did not record any impairment loss in the period ended April 30, 2008.

Revenue Recognition

Revenue is to be recognized from sales of its products and services when (a) persuasive evidence of a sale with a customer exists, (b) services are rendered, (c) fee is fixed or determinable, and (d) collection of the fee is reasonably assured.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of April 30, 2008.

Provision for Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Comprehensive Income

The Company applies Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130).  SFAS 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.  From inception (February 1, 2007) through March 31, 2008, the Company had no other components of comprehensive loss other than net loss as reported on the statement of operations.

Basic and Diluted Income (Loss) Per Share

In accordance with SFAS No. 128, “Earnings Per Share”, basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding.  Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of April 30, 2008, the Company had 32,045,364 warrants outstanding that could be converted into common stock.

Recent Accounting Pronouncements

SFAS No. 153 – In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29” (SFAS 153).  SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets.  The Company adopted the new standard in the first interim period beginning after June 15, 2005.  The impact of the adoption of SFAS 153 was not material to the Company’s overall results of operations or financial position.

FASB Interpretation No. 47 - In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47).  This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Thus, the timing and (or) method of settlement may be conditional on a future event.  Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset.  Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation.  This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  Retrospective application for interim financial information is permitted but is not required.  The Company adopted the new standard for the period ended December 31, 2007.  The impact of the adoption of FIN 47 was not material to the Company’s overall results of operations or financial position.

SFAS No. 154 – In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”.  This Statement replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle.  Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  The provisions in SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The Company adopted the new standard for the period ended December 31, 2007.  The impact of the adoption of SFAS 154 was not material to the Company’s overall results of operations or financial position.

SFAS No. 155 - In February 2006, FASB issued Statement 155, “Accounting for Certain Hybrid Financial Instruments”.  This Statement amends FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities”, and FASB Statement 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  Statement 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.  The Company adopted the new standard for the period ended December 31, 2007.  The impact of the adoption of SFAS 155 was not material to the Company’s overall results of operations or financial position.

SFAS No. 156 – In March 2006, the FASB issued Statement 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140”.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations, and also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.  This statement is effective at the beginning of its first fiscal year that begins after September 15, 2006.  Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year.  The effective date of this Statement is the date an entity adopts the requirements of this Statement.  The Company adopted the new standard for the period ended December 31, 2007.  The impact of the adoption of SFAS 155 was not material to the Company’s overall results of operations or financial position.

FASB Interpretation No. 48 – In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109, “Accounting for Income Taxes”, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements.  The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date.  The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position.  If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized.  This Interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently assessing the potential effect of FIN 48 on its financial statements.

SFAS No. 157 – In September 2006, the FASB issued Statement 157, “Fair Value Measurements”.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  However, for some entities, the application of this Statement will change current practice.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year.  The Company is currently assessing the potential effect of SFAS 157 on its financials statements.

SFAS No. 158 – In September 2006, the FASB issued Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.  This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.  An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007.  The Company believes that the adoption of this standard will not a have a material impact on its financial statements.

2.           GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net operating loss of $(267,798) from inception (February 1, 2007) through April 30, 2008.

The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt and equity financing will be required by the Company to fund its development activities and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing.  Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products on a continual and timely basis so that profitable operations can be attained.

3.           ACQUISITION OF NANOTAILOR MATERIALS, INC.

Pursuant to the acquisition agreement dated March 17, 2008, and closed April 30, 2008, the Company acquired all of the outstanding capital stock of Nanotailor Materials, Inc. in a tax free, stock for stock exchange.  The Company issued the Materials stockholders 41,599,999 shares of common stock in exchange for all their shares of common stock of Materials.  The new shares issued to the Materials stockholders represent approximately 88.58% of the voting capital stock of the Company immediately after the Exchange Transaction.  Of this total, Reginald Parker, Ph.D., the Company’s Chief Technology Officer, Director and largest stockholder, owns 12,749,810 shares of the Company’s common stock, or approximately 23% of the voting capital stock of the Company.

For financial accounting purposes, the Acquisition Agreement has been treated as a reverse acquisition of the Company by Materials, under the purchase method of accounting, and was treated as a recapitalization with Materials as the acquirer.  Accordingly, the consolidated financial statements have been prepared to give retroactive effect to February 1, 2007 (date of inception), of the reverse acquisition completed on April 30, 2008, and represent the operations of Materials.

Consistent with the purchase method of accounting for reverse acquisitions: (i) all of Material’s assets, liabilities and accumulated deficit are reflected at their combined historical cost (as the accounting acquirer) and (ii) the preexisting outstanding shares of the Company (the accounting acquiree) are reflected at their net asset value as if issued on April 30, 2008, which was not material.  The Company had no significant operations, assets or liabilities prior to its transaction with Materials.

4.           EQUIPMENT

A summary as of April 30, 2008 is as follows:

Equipment	$6,126
Less accumulated depreciation	(1,429)

$4,697

The equipment is being depreciated on a straight-line basis over its estimated useful life of 5 years.  Depreciation expense amounted to $1,147 and $282 for the years ended April 30, 2008 and 2007, respectively.

5.           LICENSE AGREEMENT

During April 2007 the Company entered into a Non-Exclusive License Agreement, (the “License Agreement”) with National Aeronautics and Space Administration (“NASA”) for the use of two patents relating to the manufacturing carbon nanotubes.  Per the License Agreement, the Company paid NASA a non-refundable licensing fee and is required to pay the greater of certain royalties or a minimum royalty payment

The License Agreement will be in effect for a license term that is equal to the unexpired term of the last patent to be in effect.

6.           ACCRUED EXPENSES

              Accrued Wages and Compensated Absences

The Company has three employees as of April 30, 2008. The majority of development costs and services have been provided to the Company by the founders and outside, third-party vendors.  There were no wages and compensated absences payable at April 30, 2008.

7.           DUE TO RELATED PARTIES

The Company has outstanding notes payable with two directors and one employee, including principal and interest in the amount of $962.  Per the terms of the notes, they are due in one lump-sum payment six months after issuance, from September 27, 2007 to January 17, 2008, together with interest that accrues at the rate of 8% per annum.  The funds are to be used for working capital purposes.  The notes are not secured with any Company assets.  The notes are currently in default, the Company is currently in negotiations to reach a settlement.

8.           NOTES PAYABLE

The Company has outstanding notes payable with two unrelated entities, including principal and interest in the amount of $13,832.  The interest rates range from 8% to 18% and the terms are due upon demand and due in 90 days from date of issuance, December 2007, respectively.  The funds are to be used for working capital purposes.  The notes are not secured with any Company assets.  The notes are currently in default, the Company is currently in negotiations to reach a settlement.

9.           COMMON STOCK

On April 4, 2007, the Company issued 42,000,000 shares of its common stock to Ubiquitous Technologies, Inc. in exchange for $30,300 in cash.  The shares had a fair value of $0.00057 per share.

On April 4, 2007, the Company issued 18,000,000 shares of its common stock to its officers for compensation of services rendered.  The shares had a fair value of $0.00057 per share, $12,982 total.

On March 17, 2008, the Company issued 44,983 shares of its common stock for anti-dilution reasons.  The shares had no value.

On March 17, 2008, the Company issued 2,032,853 shares of its common stock for services rendered.  The services received were valued at $20,962.

On April 25, 2008, the Company issued 8,387,394 shares of its common stock for the exercise of warrants.  As a result of the exercise, the Company received $209,683.

On April 30, 2008, the Company issued 1,280,000 shares of its common stock to two consultants in relation to the Agreement (See Note 1).  The shares had a fair value of $0.02 per share for a total of $32,000.

10.         CAPITAL CONTRIBUTION

On September 11, 2007, the Company received $50,000 from an unrelated party in consideration for a non-refundable Share Exchange Agreement.  On January 11, 2008, the Share Exchange Agreement was cancelled and accordingly, the Company recorded the $50,000 as a capital contribution.

11.           WARRANTS

In accordance with the Visitalk Plan, the Company has issued six series of common stock purchase warrants allowing holders to purchase additional shares of common stock (“Plan Warrants”).  The Plan Warrants are governed by a Warrant Agreement specifically authorized by the Visitalk Plan.  Each Plan Warrant provides for the purchase of one share of common stock and is callable by the Company for a price of $.0001 per warrant at any time.  Additionally, in accordance with the Warrant Agreement, the board of directors may extend the expiration date of the Plan Warrants or reduce the exercise price on a temporary or permanent basis in order to induce warrant holders to exercise.  Currently, the Company is acting as the Warrant Agent but has the right to appoint an alternative Warrant Agent in accordance with the Visitalk Plan.  The Plan Warrant Agreement restricts any holder, unless approved by the Company, from exercising warrants which, in conjunction with their shares, would bring their ownership above 5%.

A summary of the Plan Warrants outstanding is as follows:

	A & B Warrants	C & D Warrants	E & F Warrants

Warrants outstanding, April 30, 2006	13,477,586	13,477,586	13,477,586
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Warrants outstanding, April 30, 2007	13,477,586	13,477,586	13,477,586
Granted	-	-	-
Exercised	8,387,394	-	-
Forfeited	-	-	-
Warrants outstanding, April 30, 2008	5,090,192	13,477,586	13,477,586

Exercise price	$2.50	$3.75	$5.00

Expiration date	Aug. 31, 2008	Aug. 31, 2008	Aug. 31, 2008

12.           PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method.  Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of April 30, 2008, the Company had federal and state net operating loss carryforwards of approximately ($200,000), which can be used to offset future federal income tax.  The federal and state net operating loss carryforwards expire at various dates through 2028.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

13.           RELATED PARTY TRANSACTIONS

During the period of inception (February 1, 2007) to April 30, 2008, the Company paid $20,907 to one officer for consulting fees and reimbursements.

14.           LEASE AGREEMENT

During October 2007, the Company began leasing executive space based upon usage fees for a term of three months.  Total rental expense and usage fees for the year ended April 30, 2008 were $5,852. Total rental expense and usage fees for the period of inception, February 1, 2007, to April 30, 2007 and 2008 were $0 and $5,852, respectively.

During November 2007, the Company began leasing space at $1,500 per month on a month to month basis.  Total rental expense for the year ended April 30, 2008 was $3000. Total rental expense for the period of inception, February 1, 2007, to April 30, 2007 and 2008 was $0 and $3,000, respectively. The lease was terminated in December 2007.

On February 1, 2008, the Company entered a lease for lab space at $1,000 per month.  The lease term is seven months and expires on August 31, 2008.   Total rental expense for the year ended April 30, 2008 was $3000. Total rental expense for the period of inception, February 1, 2007, to April 30, 2007 and 2008 was $0 and $3,000, respectively.

15.           CONTINGENCIES

VCC Line of Credit

In connection with the Agreement, the Company obtained a line of credit, (“LOC”), in the amount of $50,000 from Visitalk Capital Corporation, (“VCC”), a major shareholder specifically to pay for the costs of a registration statement, including audit fees, legal costs and other related out-of-pocket costs.  Loans under this LOC are secured by a lien on the Company’s assets and shall be due in nine months from April 30, 2008 unless the registration statement is deemed effective, in which case the amount of the loans disbursed shall convert into common stock at 50% of the average market price for the 10 Trading Days subsequent to the registration effective date but not greater than $0.30 per share.  The balance outstanding under the LOC at April 30, 2008 is $0.  On June 30, 2008, the outstanding balance of the LOC was $40,000.

Repurchase Agreement

Unless otherwise specified, VCC shall have the right, commencing October 31, 2009, to cause the Company to repurchase some or all of the Company’s common stock owned by VCC for $0.15 per share.  Unless exercised by VCC, in its sole discretion, this right to cause repurchase, shall expire November 31, 2009.  If the Company cannot pay the  amount of repurchase within five days of the request, the Company shall issue a note secured by all the assets of the Company for the amount of the request, bearing 18% interest, payable monthly, and due within 60 days.

16.           SUBSEQUENT EVENT (UNAUDITED)

Reverse Stock Split

The board of directors unanimously approved a reverse stock split in which four shares of common stock was issued for each five shares previously outstanding (4-for-5).  During June 2008, the stockholders ratified the reverse stock split, effective June 30, 2008.  No fractional shares were issued for any fractional share interest created by the reverse stock split.  Stockholders holding less than 1/2 shares rounded down and stockholders holding 1/2 share or more rounded up.  All share amounts in the accompanying financial statements and notes to the financial statements have been restated to give retroactive effect to this reverse stock split.

Common Stock

In August 2008, the Company issued two employees each 575,000 shares of its common stock for bonuses.